Exhibit 3.1

ARTICLES OF AMENDMENT TO THE CHARTER

of

FRANKLIN FINANCIAL NETWORK, INC.

Pursuant to the provisions of Section 48-20-106 of the Tennessee Business Corporation Act, the undersigned corporation adopts the following articles of amendment to its charter:

The name of the corporation is Franklin Financial Network, Inc.

The text of each amendment adopted is:

    Section (a) of Article 2 of the charter of the Corporation be amended to read as follows:

2. (a) Common Stock. The authorized amount of common voting stock of the corporation shall be thirty million (30,000,000) shares of common stock, no par value, that have unlimited voting rights and that are entitled to receive the net assets of the corporation upon dissolution. There shall be no preemptive rights for holders of common stock.

The corporation is a for-profit corporation.

The manner (if not set forth in the amendment) for implementation of any exchange, reclassification, or cancellation of issued shares is as follows:

    Not applicable.

The amendment was duly approved and adopted by the Board of Directors on March 28, 2017 and by the shareholders.

Signature Date: May 25, 2017	FRANKLIN FINANCIAL NETWORK, INC.

/s/ Richard E. Herrington
By
Chairman
Title